EXHIBIT 99.1

China Energy Savings Announces 3rd Quarter Preliminary Financial Results For Its Subsidiary
Tuesday July 12, 9:00 am ET

Quarterly Profits Reach $7.35 Million

HONG KONG, July 12 /Xinhua-PRNewswire/ -- China Energy Savings Technology, Inc., CESV today announced the preliminary 3rd Quarter Revenue figure (unaudited) of its subsidiary, Starway Management Limited (''Starway'') for the quarter ended June 30, 2005 is approximately $12.17 million. Net Income in the Quarter reached approximately $7.35 million and the Earnings Per Share for the 3rd Quarter reached $0.30, which is a record high. Final figures are subject to the filing of Form 10QSB.

As China heads into the summer peak energy season, the company's revenue was up 8% versus last quarter, while net income rose an impressive 14% compared to last quarter. The Company expects it energy savings project to bring an annual profit of at least $27 million for the year 2005 (October 1, 2004 to September 30, 2005) or Earnings Per Share of over $1.10. PE ratio at the time of this press release is 7.46x.

''With the heat of summer upon us, and the demand for electricity growing, we continue to strongly promote energy conservation not only in China, but worldwide,'' said Mr. Sun Li, Chairman and CEO of China Energy Savings Technology.

Last week China's Prime Minister Wen Jiabao and China's State Council appealed to the Chinese public by calling for a drive ''to build a resources- saving society'' by focusing on conservation and renewable resources.

Wen's Monday appeal was followed by a blueprint for a comprehensive plan that would make greater efforts to conserve energy across the entire economy, from heavy industry to farms to homes.

''Changing people's notion of energy saving in their daily life is very important as the first step in promoting a resources-saving society," said Yang Chunping, director of the National Development and Reform Commission's Management Research Centre. Mr Yang stressed that the government's aim was to reduce energy consumption, promote energy conservation and boost sustainable energy development.

''Our quarterly revenue and profit figures show that we're not only growing as a company, but as a country our efforts to conserve energy are starting to show. As a country we have a long road ahead. As a company we'll continue to be there every step of the way, promoting conservation of the resources we currently have to carry us into a prosperous future,'' concluded Mr. Sun.

About China Energy Savings Technology:

China Energy Savings Technology, Inc., through its subsidiary, Starway Management Limited which in turn holds 100% interest of its energy savings subsidiary in China, engages in the development, manufacture, sale, and distribution of energy-saving products for use in commercial and industrial settings in the People's Republic of China. According to test reports by various PRC authorities including the National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002, Shenzhen Academy of Metrology & Quality Inspection issued in December 2002 and approved by the State Quality Supervision Inspection Department, the energy saving products of Starway's subsidiaries may provide energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway's subsidiaries mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops, small arcades, offices and households through the sale of equipment, and the large- scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years. With the world's energy crisis as the backdrop, and global oil prices breaking record highs, China's own crisis is growing not only in size, but in concern as well. Coal prices and energy consumption in China are also at all-time highs. For these reasons, the company's products are widely used and highly recommended in China because of the huge energy market and the excellent prospect of energy savings.

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

For more information, please contact:
John Roskelley, President
First Global Media
Tel: +1-480-902-3110
Website: http://www.cesv-inc.com
Email: contactus@cesv-inc.com